Exhibit 10.1 1

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of January 9, 2019 with an effective date of January 14, 2019 (the “Effective Date”) is entered into by and between Randy Taylor Consulting, LLC (“Company”), and Kevin George (the “Executive”). The Company and Executive may collective be referred to as the “Parties”.

WHEREAS, Company desires to employ Executive as Chief Marketing Officer (CMO), and to enter into an agreement embodying the terms of such employment and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

WHEREAS, each party warrants and represents to the other that each of them fully understands all of the terms, covenants, conditions, provisions, and obligations contained herein to be performed by each of them and each of them agrees that the provisions of this Agreement are fair, equitable, reasonable, and in the best interests of both of them and hereby voluntarily accept the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:

1. Employment.

(a) Position with Company. Executive is hereby employed by Company as Chief Marketing Officer (CMO) and Executive hereby accepts such employment upon the terms and condition hereinafter set forth. Executive shall perform the duties of this position as assigned by Company.

(b) Best Efforts. Executive agrees that throughout Executive’s employment with Company, Executive will: (i) faithfully render such services as may be delegated to Executive by Company; (ii) devote Executive’s entire business time, good faith best efforts, ability, skill and attention to Company’s business; and (iii) follow and act in accordance with all Company rules, policies and procedures. Notwithstanding the foregoing, the Executive may (A) serve on corporate, civic, educational, philanthropic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities hereunder.

(c) Effective Date. This Agreement shall be effective January 14, 2019, provided that Executive has executed the Employment Dispute Resolution Agreement, confidentiality agreement, and all other acknowledgments and agreements required of employees of Company and delivered such agreements to Company on or before January 7, 2019.

2. No Restrictive Agreements. Executive represents that execution and delivery of the Agreement and Executive’s employment with the Company do not violate any previous employment or other contractual obligation of Executive. Executive represents that Executive has not misappropriated and will not use or disclose to Company any proprietary materials of any third party.

3. Term. Executive’s employment with Company shall commence on January 14, 2019 and shall continue for a period of four (4) years, unless earlier terminated as set forth below. The term of this Agreement shall not be extended beyond three years without a written agreement executed by the Parties expressly extending the term.

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4. Compensation. Executive’s annual salary will be $300,000 which shall be payable in accordance with Company’s standard payroll policies as they may be revised from time to time. For the first year of employment from effective date, Executive will be compensated with a stock grant of 110% of the annual salary amount in the place of salary compensation for this one-year period. The Executive is eligible for a $100,000 signing bonus to be payable within approximately 30 days of the employment start date. The Parties may adjust the amount of the base salary or other compensation without changing the interpretation or enforceability of any of the other provisions of this Agreement, except as provided for in Section 7(b)(1). Executive will also be reimbursed for agreed upon relocation expenses.

5. Discretionary Compensation. Executive is eligible for a 100% target bonus with a 3x multiplier, upon achieving specified individual and company performance objectives. The bonus is discretionary, and the details of Company’s bonus plan will be set forth in a separate document, which is subject to modification from time to time at the discretion of the Company. Executive is also eligible to participate in the Company’s Stock Option Plan in early 2019; details of which are forthcoming in an Option Agreement. Executive will be allocated options to purchase 1,200,000 Subordinate Voting Shares (the “Equity Award”) of the Company’s parent, Harvest Health & Recreation, Inc., a corporation organized under the laws of British Columbia, Canada (“Harvest Health”). The terms and conditions of the Option Agreement, including vesting periods, shall be commensurate with those provided to other employees of the Company except as provided for in this Agreement, provided, however, that if approved by the Company’s Board, the vesting period for the Equity Award shall immediately vest upon a Change of Control (as hereinafter defined). A “Change of Control” shall be deemed to have occurred if, after the Effective Date, (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of Harvest Health is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than Harvest Health, any subsidiary of Harvest Health, or any trustee or other fiduciary holding securities under an employee benefit plan of Harvest Health), (ii) the merger or consolidation of Harvest Health with or into another corporation where the shareholders of Harvest Health, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of Harvest Health immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of Harvest Health’s assets to an entity, other than a sale or disposition by Harvest Health of all or substantially all of Harvest Health’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of Harvest Health, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of Harvest Health immediately prior to such sale or disposition.

6. Group Benefits. As a full-time employee, Executive is eligible to participate in all Company benefit programs, including health, life, dental, vision, long-term disability, and other supplemental insurance plans. Premiums are paid by either the Company or Executive through pre-tax payroll deductions according to the terms of the applicable benefit plan document. The Company reserves the right to modify, suspend, or terminate the benefit programs in its sole discretion. Executive is responsible for making all decisions and for taking all actions relating to such benefits, within established timeframes and deadlines.

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7. Termination.

(a) Termination by the Company.

(1) For Cause Company may terminate this Agreement for cause immediately upon written notice to the Executive stating the facts constituting such cause. If Executive is terminated for cause, the Company shall be obligated to pay the Executive the base salary at the current rate through the date of termination. For purposes of this paragraph, “cause” shall include: (1) neglect of duties; (2) failure to abide by the instructions or policies established by the Company; (3) the filing of bankruptcy proceedings by or against Executive; (4) breach by Executive of any other material obligation to the Company; (5) the appropriation (or attempted appropriation) of a material business opportunity of Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Company; (6) the misappropriation (or attempted misappropriation) of any of Company’s funds or property; (7) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, or any other crime with respect to which imprisonment is a possible punishment (8) any act or affiliation that causes or could cause the Company to lose public trust and confidence, market share, or respect.

(2) Without Cause; Non-Renewal. The Company may also terminate the Executive’s employment without Cause at any time upon not less than ten (10) days’ prior written notice to the Executive. Upon the Executive’s termination in accordance with the preceding sentence or in the event the Company does not renew the term of this Agreement upon its expiration and the Executive is not working for the Company or any of its affiliates, the Company shall pay to the Executive, after the execution of a release in a form provided by the Company, the following: (i) Executive’s then annual salary for a period of 12 months following the termination, payable in accordance with the Company’s standard payroll procedures, (ii) accrued but unpaid Bonus and benefits through the date of termination, and (iii) all unreimbursed expenses incurred by the Executive in accordance with the Company’s standard policies and procedures. If Executive has been terminated within 12 months following a Change of Control, then the Company shall pay to Executive his then annual salary for a period of 18 months. In addition, (iv) no later than the date on which annual bonuses are generally paid to the Company’s executives in respect of the year of such termination, the Executive shall receive a payment equal to the Bonus to which the Executive would have been entitled to based upon objective criteria for the year of termination had the Executive remained employed throughout such year, based on the achievement of the Executive’s Bonus objectives for such year; and (v) all group health, life insurance, long-term disability, dental, and medical programs specified in Paragraph 6 shall continue for 12 months following such termination unless such group benefits are terminated earlier for the Company’s similarly situated employees. The Company shall in no event be required to provide any coverage after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other similar arrangements).

(b) Termination by the Executive.

(1) The Executive may resign from Executive’s employment hereunder in the event of “Good Reason” after twenty (20) days’ written notice from the Executive to the Company describing in detail the Good Reason, if not cured within such 20-day period; provided, however, that such notice shall be given no later than ninety (90) days after the time that the Executive has actual knowledge of the event or condition purportedly giving rise to Good Reason. In the event of any such resignation, the Company’s obligations to the Executive shall be the same as set forth in Paragraph 7(a)(2) above. For the purpose of this Agreement, “Good Reason” means resignation by the Executive based upon the occurrence without the Executive’s express written consent of any of the following: (i) a significant diminution by the Company of the Executive’s role with the Company or a significant detrimental change in the nature and/or scope of the Executive’s status with the Company (including a diminution in title); (ii) a reduction in annual salary or target or maximum Bonus, other than as part of an across the board reduction in salaries of management personnel (including all vice presidents and positions above) of more than 10%; or (iii) any other material breach by the Company of any of the terms and conditions of this Agreement.

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(2) The Executive may resign Executive’s employment hereunder other than for Good Reason at any time by giving no less than thirty (30) days’ written notice to the Company. In the event of any such resignation, the Company’s sole obligation to the Executive shall be for unpaid annual salary and benefits (then owed or accrued) and reimbursement of expenses in accordance with the Company’s standard policies and procedures through the effective date of the Executive’s resignation specified in the Executive’s notice.

(c) Termination by Death or Disability. Executive’s employment with the Company shall be terminated in the event of Executive’s death or Disability. In the event of such termination, the Company’s sole obligations hereunder to the Executive (or the Executive’s estate) shall be for unpaid annual salary, accrued but unpaid Bonus and benefits (then owed or accrued) and reimbursement of expenses incurred by Executive in accordance with the Company’s standard policies and procedures through the effective date of termination. In addition, the vesting period for long-term compensation, including stock options or awards, shall immediately vest. For purpose of this Agreement, “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of the Executive’s essential functions with or without reasonable accommodation for a total of ninety (90) days within a twelve (12) month period. Any question as to the existence, extent or potentiality of the Executive’s Disability upon which the Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (or the Executive’s duly appointed representative), which approval shall not be unreasonably withheld. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

8. Post-Termination Assistance. Upon the Executive’s termination of employment with the Company, the Executive agrees to fully cooperate in all matters relating to the winding up or pending work on behalf of the Company and the orderly transfer of work to other employees of the Company following any termination of the Executives’ employment. The Executive further agrees that Executive will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation, litigation, or other dispute in which the Company is or may become a party and as to which the Executive has knowledge; provided, however, that (i) the Company agrees to reimburse the Executive for any related out-of-pocket expenses, including travel expenses, incurred in accordance with the Company’s standard policies and procedures and (ii) any such assistance may not unreasonably interfere with Executive’s then current employment.

9. Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

10. Assignment. This Agreement may not be assigned by either party without the express prior written consent of the other party hereto, except that the Company (i) may assign this Agreement to any subsidiary or affiliate of the Company, provided that no such assignment shall relieve the Company of its obligations hereunder without the written consent of the Executive, and (ii) will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

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11. Entire Agreement; Effectiveness of Agreement. This Agreement, the Employment Dispute Resolution Agreement, the confidentiality agreement, and all other acknowledgments and agreements required of all employees of Company set forth the entire agreement of the Parties hereto and shall supersede any and all prior agreements and understandings concerning the Executive’s employment by the Company (including, but not limited to, the December 27, 2018 Offer Letter). This Agreement may be changed only by a written document signed by the Executive and the Company.

12. Severability. If any one or more of the provisions, or portions of any provision, of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or parts hereof shall not in any way be affected or impaired thereby.

13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF ARIZONA WITHOUT REGARD TO RULES GOVERNING CONFLICTS OF LAW.

14. Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement and the Executive’s employment by the Company shall be resolved by arbitration. The terms and procedures of such arbitration are set forth in detail in that certain arbitration agreement required of all Company employees. To the extent that any provision regarding arbitration conflicts between this Agreement and the arbitration agreement, the arbitration agreement shall control.

15. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by email, registered or certified mail, return receipt requested, postage prepaid, or by facsimile or nationally recognized overnight courier service, addressed as follows:

If to Executive:	If to the Company:

At the address set forth on the signature page.	Randy Taylor Consulting, LLC
1155 W. Rio Salado Parkway Suite 201
Tempe, AZ 85281
ATTN: Sean Berberian, Secretary and General Counsel
Email: [***]

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

16. Execution in Counterparts, Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any party to this Agreement which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

17. Headings. The paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Randy Taylor Consulting, LLC		Executive:

By:	/s/ Steve White	/s/ Kevin George
Name:	Steve White	Kevin George
Title:	CEO
Address: [***]

CONSENT AND GUARANTEE

Harvest Health & Recreation, Inc. hereby consents to the Equity Award set forth in Section 5 of this Agreement and agrees to be liable for any financial obligations of the Company in the event the Company does not fulfill its obligations under the Agreement.

Harvest Health & Recreation, Inc.

By:	/s/ Steve Gutterman
Name:	Steve Gutterman
Title:	President

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